Filed Pursuant To Rule 433

Registration No. 333-217785

January 18, 2018

State street global advisors

STATE STREET GLOBAL ADVISORS SPY25TH ANNIVERSARY

State Street Global Advisors SPY The Original ETF Innovation

State Street Global Advisors The Innovation Continues

State Street Global Advisors SPY First and largest US ETF, as well as the most heavily traded listed security in the World1

STATE STREET GLOBAL ADVISORS
Sector SPDR® Funds Industry’s first family of sector-specific ETFs

STATE STREET GLOBAL ADVISORS
FLD® First gold-backed, exchange traded security in the US market, launched with a World Gold Council US subsidiary as sponsor

STATE STREET GLOBAL ADVISORS
CWB First Convertible securities ETF

STATE STREET GLOBAL ADVISORS
SRLN First actively managed senior-loan ETF, launched with Blackstone/GSO

STATE STREET GLOBAL ADVISORS
SHE State Street’s gender diversity and first self-indexed ETF

STATE STREET GLOBAL ADVISORS
SPDR® Portfolio ETFs A suite of 15 ultra-low-cost ETFs with an average expense ratio of just 6 basis points

STATE STREET GLOBAL ADVISORS® PROUD SPONSOR OF Inside ETFs 2018

STATE STREET GLOBAL ADVISORS® SPY25th ANNIVERSARY

1 Bloomberg Finance L.P. as of 12/12/2017.
Investing in commodities entail significant risk and is not appropriate for all investors.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
Important Information Relating to SPDR Gold Shares Trust (“GLD”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, s division of S&P Global (“S&P”); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
The funds or securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such funds or securities or any index on which such funds or securities are based. The Prospectus contains a more detailed description of the limited relationship MSCI has with SSGA Funds Management. Inc. and any related funds.
ALPS Portfolio Solutions Distributor, Inc., a registered broker-dealer, is distributor for the Select Sector SPDR Trust.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus, which contains this and other information, call 1.866.787.2257 or visit sp drs.com. Read it carefully.
© 2018 State Street Global Advisors Funds Distributors. LLC. All Rights Reserved. 1986488.1.1.NA.RTL SPD0011328 Exp. Date 1/31/2019

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.